EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal Year 2011 Year-end and 4th Quarter Results

Company Sets Records for Annual Revenues, Operating Income and Net Income

FY 2011 Revenues:	$35,193,000, up 44% from fiscal year 2010
FY 2011 Gross Profit:	$14,658,000, up 60% from fiscal year 2010
FY 2011 Operating Income:	$3,716,000, up 231% from fiscal year 2010
FY 2011 Net Income:	$6,167,000, up 422% from fiscal year 2010
FY 2011 Net Income per Share:	48 cents per diluted share

MINNEAPOLIS, Nov. 10, 2011 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its fiscal year and fourth quarter ended September 30, 2011.

Year -End Performance

Revenue for fiscal year 2011 was $35,193,000 in comparison to $24,367,000 for fiscal year 2010, an increase of 44%. Gross profit was $14,658,000 for fiscal year 2011, in comparison to $9,138,000 for fiscal year 2010, an increase of 60%. Gross margin for fiscal year 2011 was 41.7%, up from 37.5% in fiscal year 2010. Operating expenses were $10,942,000 for fiscal year 2011, an increase of 36% from fiscal year 2010. Operating income was $3,716,000 up 231% from fiscal year 2010 in which $1,123,000 was recorded. Net income was $6,167,000 for fiscal year 2011, compared to $1,181,000 in fiscal year 2010. The reversal of a portion of the valuation allowance associated with the Company's deferred tax assets, consisting primarily of net operating loss carry forwards, added approximately $2,482,000 in non-cash income tax benefit to net income for the fiscal year 2011.

4th Quarter Performance

Revenue for the fourth quarter of fiscal year 2011 was $10,702,000 in comparison to $7,921,000 for the fourth quarter of fiscal year 2010, an increase of 35%. Gross profit was $4,480,000 for the fourth quarter of fiscal year 2011 in comparison to $3,099,000 for the fourth quarter of fiscal year 2010, an increase of 44%. Gross margin for the fourth quarter of fiscal year 2011 was 41.9%, up from 39.2% in the fourth quarter of fiscal year 2010. Operating expenses were $3,082,000 for the fourth quarter of fiscal year 2011, an increase of 36% from $2,267,000 in the fourth quarter of fiscal year 2010. Operating income increased $565,000, or 68%, to $1,397,000 for the fourth quarter of fiscal year 2011, compared to $832,000 for the fourth quarter of fiscal year 2010.

Reversal of Deferred Tax Valuation Allowance

During fiscal year 2011, Clearfield reversed a portion of its valuation allowance of its deferred tax assets related to future periods in the amount of $2,482,000, which contributed 19 cents per diluted share. The reduction in the valuation allowance resulted in the recognition of a non-cash income tax benefit that was $2,432,000 in the fourth quarter of 2011. The reversal of the valuation allowance followed an evaluation of our historical net operating losses and our more recent history of consecutive quarters of profitability. The amount of the valuation allowance reversal was based on management's estimates of taxable income by jurisdiction.

Orders in Backlog/ Select Balance Sheet Highlights

Orders in backlog as of September 30, 2011 totaled $3,814,000, an increase of 42% or $1,137,000 over the backlog for the year ending September 30, 2010. Cash and investments at September 30, 2011 totaled $15,837,000 compared to $10,287,000 for the year ending September 30, 2010, an increase of $5,550,000.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Fiscal year 2011 has been a break-out year for Clearfield. Although the industry was plagued with macro-economic challenges, the Company aggressively grew revenues and converted an increasing amount into net income for the shareholders. Key to this success has been our mobile marketing initiatives in which we bring our product line directly to our customer sites. While we are in a technology business, maintaining a direct conduit to the engineering resources at our customer sites has been instrumental in delivering problem-solving technologies. In addition, the expansion of our sales channels with national distribution partners has extended our reach to an even wider audience for our fiber management and connectivity solutions.

Increases in revenues were experienced throughout our fiber product line. The Company has continued to introduce new product offerings that are being accepted by a wide range of customer market segments. Our increase in gross margin percentage was the result of enhancements in these higher margin product offerings, continual improvements in the manufacturing process, as well as scalability of our manufacturing processes.

As we reported last quarter, the American Recovery and Reinvestment Act's stimulus program for broadband funding is a strategic element of our business planning process. However, it is just one aspect of our market development programming. We have announced a number of stimulus award winners who are choosing Clearfield for their deployment projects. While revenues from this program were slow to materialize during this fiscal year, we anticipate that these projects will continue throughout fiscal year 2012 and into 2013.

While the availability of fiber has also impacted our industry, we have proactively worked with our supply partners and have taken the inventory positions necessary to enhance the availability of raw materials for our own manufacturing needs. Our customers have told us that our rapid turn-around-time and industry-leading lead-time is an effective tool for them in staging their deployment schedules.

 Our controlled SG&A investments are part of Clearfield's long-term growth initiatives within our traditional telco client base as well as expanding our market presence into broadband service providers in the cable television, municipal utility, enterprise and wireless markets. Finally, the Company continues to invest in productivity tools on our manufacturing floor to enhance our ability to scale our production processes.

Our record year has resulted in an even stronger balance sheet. We are pleased with the strength of our cash and investment position as well as our current inventory levels. We believe this position provides the flexibility to respond to current and future customer demand along with the capability to continue to invest in operations and equipment to maintain a competitive position."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys millions of fiber ports each year throughout North America.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials; limited experience in manufacturing; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2010 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Fiscal year Ended
	September 30		September 30
	2011	2010	2011	2010

Revenues	$10,701,634	$7,921,129	$35,192,532	$24,366,755

Cost of sales	6,221,719	4,821,875	20,534,174	15,229,222

Gross profit	4,479,915	3,099,254	14,658,358	9,137,533

Operating expenses
Selling, general and administrative	3,082,316	2,267,208	10,986,322	8,014,121
Gain on disposal of assets	179	--	(44,173)	--
	3,082,495	2,267,208	10,942,149	8,014,121
Income from operations	1,397,420	832,046	3,716,209	1,123,412

Other income (expense)
Interest income	26,530	31,344	109,595	143,469
Interest expense	--	--	--	(820)
Other income	--	501	25,500	36,351
	26,530	31,845	135,095	179,000
Income before income taxes	1,423,950	863,891	3,851,304	1,302,412

Income tax expense (benefit)	(2,432,021)	43,899	(2,316,142)	121,458

Net income	$3,855,971	$819,992	$6,167,446	$1,180,954

Net income per share:
Basic	$0.32	$0.07	$0.51	$0.10
Diluted	$0.30	$0.07	$0.48	$0.09

Weighted average shares outstanding:
Basic	12,181,093	12,006,266	12,085,491	11,992,449
Diluted	12,787,085	12,419,132	12,749,933	12,449,955

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	September 30, 2011	September 30, 2010
Assets
Current Assets
Cash and cash equivalents	$11,281,027	$5,285,719
Short-term investments	1,849,000	1,764,868
Accounts receivable, net	3,228,864	3,244,379
Inventories	2,757,151	1,512,306
Other current assets	1,164,243	129,079
Total current assets	20,280,285	11,936,354

Property, plant and equipment, net	986,031	1,273,107

Other Assets
Long-term investments	2,707,000	3,236,163
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	3,558,797	2,145,362
Other	199,467	199,467
Total other assets	9,035,775	8,151,503
Total Assets	$30,302,091	$21,360,961

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,439,611	1,188,261
Accrued compensation	2,465,132	765,181
Accrued expenses	106,383	82,867
Total current liabilities	4,011,126	2,036,309
Commitment and contingencies	--	--
Deferred rent	61,794	78,585
Total Liabilities	4,072,920	2,114,894

Shareholders' Equity
Common stock	122,707	120,153
Additional paid-in capital	53,402,138	52,589,034
Accumulated deficit	(27,295,674)	(33,463,120)
Total Shareholders' Equity	26,229,171	19,246,067
Total Liabilities and Shareholders' Equity	$30,302,091	$21,360,961
CONTACT: Clearfield, Inc. Contact Information:
         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866